Securities Act File No. 333-250170

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No. ☒   Post-Effective Amendment No. 1

(Check appropriate box or boxes)

__________________________________________________________________

general money market fund, inc.
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

__________________________________________________________________

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act").

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Dreyfus Liquid Assets, Inc. with and into Dreyfus Money Market Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on December 18, 2020 and the definitive versions thereof filed with the SEC on December 23, 2020 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

general money market fund, inc.
PART C
OTHER INFORMATION

Item 15	Indemnification.
The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 65 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on March 27, 2020 ("Post-Effective Amendment No. 65").

Item 16	Exhibits.
(1)(a)	Registrant's Articles of Incorporation, dated May 14, 1981, are incorporated by reference to Exhibit (1)(a) of Post-Effective Amendment No. 19 to the Registration Statement, filed on March 29, 1995 ("Post-Effective Amendment No. 19").

(1)(b)	Registrant's Articles of Amendment, dated January 3, 1995, are incorporated by reference to Exhibits (1)(b) of Post-Effective Amendment No. 19.

(1)(c)	Registrant's Articles Supplementary, dated January 11, 1995, are incorporated by reference to Exhibits (1)(c) of Post-Effective Amendment No. 19.

(1)(d)	Articles of Amendment are incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 32 to the Registration Statement, filed on March 29, 2000 ("Post-Effective Amendment No. 32").

(1)(e)	Articles Supplementary are incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 32.

(1)(f)	Articles Supplementary, dated July 16, 2008, are incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 41 to the Registration Statement, filed on March 27, 2009.

(1)(g)	Articles Supplementary are incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 55 to the Registration Statement, filed on June 4, 2015.

(1)(h)	Articles Supplementary are incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 57 to the Registration Statement, filed on March 29, 2016 ("Post-Effective Amendment No. 57").

(1)(i)	Form of Articles of Amendment is incorporated by reference to Exhibit (1)(i) of Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (the "N-14 Registration Statement") (File No. 333-250170), filed on December 18, 2020 ("Pre-Effective Amendment No. 1").

(2)	Registrant's Amended and Restated By-Laws, dated July 1, 2011, are incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 65.

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to the definitive version of the Prospectus/Proxy Statement included in the N-14 Registration Statement, filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on December 23, 2020.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)	Form of Management Agreement between the Registrant and BNY Mellon Investment Adviser, Inc. is incorporated by reference to Exhibit (6) of Pre-Effective Amendment No. 1.

(7)(a)	Distribution Agreement between the Registrant and BNY Mellon Securities Corporation, Amended and Restated June 3, 2019, is incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 65.

(7)(b)	Forms of Supplement to Service Agreements, dated October 1, 2006, are incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 39 to the Registration Statement, filed on March 30, 2007.

(7)(c)	Form of Broker/Dealer Selling Agreement is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 65.

(7)(d)	Form of Bank Selling Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 65.

(7)(e)	Form of Service Agreement is incorporated by reference to Exhibit (e)(5) of Post-Effective Amendment No. 57.

(8)	Not Applicable.

(9)(a)	Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Exhibit (g)(1) of Post-Effective Amendment No. 44 to the Registration Statement, filed on March 30, 2011.

(9)(b)	Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 50 to the Registration Statement, filed on March 28, 2014.

(9)(c)	Second Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated December 22, 2016, is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 59 to the Registration Statement, filed on March 30, 2017.

(9)(d)	Form of Subcustodial Undertaking in Connection with Master Repurchase Agreement between the Registrant and The Bank of New York Mellon is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 43 to the Registration Statement, filed on March 29, 2010.

(10)(a)	Rule 12b-1 Service Plan (Class A), dated May 26, 1994 as amended January 26, 2000, is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 32.

(10)(b)	Rule 18f-3 Plan is incorporated by reference to Exhibit (10)(b) of Pre-Effective Amendment No. 1.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of Pre-Effective Amendment No. 1.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)(a)	Form of Shareholder Services Plan with respect to Premier shares is incorporated by reference to Exhibit (13)(a) of Pre-Effective Amendment No. 1.

(13)(b)	Form of Shareholder Services Plan with respect to Wealth shares and Service shares is incorporated by reference to Exhibit (13)(b) of Pre-Effective Amendment No. 1.

(13)(c)	Form of Amended and Restated Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 48 to the Registration Statement, filed on March 28, 2013.

(14)	Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant and Dreyfus Liquid Assets, Inc., is incorporated by reference to Exhibit (14) of Pre-Effective Amendment No. 1.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to Exhibit (16) of Pre-Effective Amendment No. 1.

________________________

*       Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of May, 2021.

GENERAL MONEY MARKET FUND, INC. By: /s/ David DiPetrillo David DiPetrillo, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on May 13, 2021.

Signatures	Title

/s/ David DiPetrillo	President (Principal Executive Officer)
David DiPetrillo

/s/ James Windels*	Treasurer (Principal Financial Officer and Accounting Officer)
James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board
Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member
Francine J. Bovich

/s/ Peggy C. Davis*	Board Member
Peggy C. Davis

/s/ Robin A. Melvin*	Board Member
Robin A. Melvin

/s/ Nathan Leventhal*	Board Member
Nathan Leventhal

*By: /s/ Jeff Prusnofsky Attorney-in-fact, Jeff Prusnofsky

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.